UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material Pursuant to §240.14a-12

Matador Resources Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee paid previously with preliminary materials.

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

On April 29, 2026, Matador Resources Company (the “Company”) filed its Definitive Proxy Statement on Schedule 14A (the “Original Proxy Statement”) with the Securities and Exchange Commission in connection with its 2026 Annual Meeting of Shareholders, which will be held at Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240, on Thursday, June 11, 2026, at 9:30 a.m., Central Daylight Time (the “Annual Meeting”). This Amendment No. 1 to the Original Proxy Statement (this “Amendment”) is being filed to amend and supplement certain information contained in the Original Proxy Statement.

Except as specifically discussed in this Explanatory Note, this Amendment does not otherwise modify, amend, supersede or update any other information or disclosures in the Original Proxy Statement. This Amendment should be read together with the Original Proxy Statement, which should be read in its entirety, and from and after the date of this filing any references in the Original Proxy Statement or in this Amendment to “Proxy Statement” are to the Original Proxy Statement, as amended by this Amendment. Capitalized terms used but not otherwise defined in this Amendment have the meanings ascribed to them in the Original Proxy Statement.

Amendment to the Original Proxy Statement

The sole purpose of this Amendment is to correct the peer group table set forth under the section titled “Executive Compensation—Compensation Discussion and Analysis—2025 Long-Term Incentive Compensation” in the Original Proxy Statement, which table identifies the peer companies used for purposes of assessing the Company’s relative total shareholder return under the 2025 PSU grants. The peer group table set forth in the Original Proxy Statement inadvertently included an incorrect list of peer companies. Accordingly, such table is hereby deleted in its entirety and replaced with the following table, which sets forth the correct list of peer companies:

APA Resources Corp.	Murphy Oil Corp.
Chord Energy Corporation	Ovintiv Inc.
Civitas Resources Inc.	Permian Resources Corp.
Coterra Energy Inc.	SM Energy Co.
Devon Energy Corp.	SPDR S&P OIL & GAS EXP & PR (XOP)
Magnolia Oil & Gas Corp.

Effect on Proxy Instructions and How to Vote

Shareholders who have already cast their votes with respect to the matters to be considered at the Annual Meeting need not take any action as a result of this Amendment. However, if you wish to change your vote or revoke your proxy, you may do so at any time before your proxy is exercised by (i) filing with the Company a written revocation addressed to the Corporate Secretary, (ii) executing a proxy bearing a later date (by mail, telephone or the Internet) or (iii) attending the Annual Meeting and voting in person.

Shareholders who have not yet cast their votes are encouraged to do so. The Original Proxy Statement includes detailed instructions on how to vote your shares.